EXHIBIT 99.1

Atreca Reports Third Quarter 2023 Financial Results and Announces Further Reorganization to Support Exploration of Strategic Alternatives

SAN CARLOS, Calif., Nov. 14, 2023 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today reported financial results for the third quarter ended September 30, 2023, and announced that the Company is implementing a further reduction in its workforce of approximately 40% while maintaining the necessary support to continue exploring potential strategic transactions and business alternatives.

“Since our founding, Atreca has leveraged a unique discovery platform to identify numerous antibodies binding novel targets in oncology, as well as infectious and autoimmune disease,” said John Orwin. “We remain focused on advancing APN-497444 through preclinical testing and continue to believe that our approach has potential to unlock meaningful tumor targets undiscoverable by conventional approaches. Nevertheless, given current financial market conditions and the funding needs required to advance ‘444 and our other antibody-drug conjugate programs into clinical development, we have made the difficult decision to further reduce our headcount as we explore strategic alternatives. I’d like to thank all employees impacted for their contributions.”

Third Quarter 2023 Financial Results

  As of September 30, 2023, cash and cash equivalents and investments totaled $21.4 million.
  Research and development expenses for the three months ended September 30, 2023, were $10.4 million, including non-cash stock-based compensation expense of $1.0 million.
  General and administrative expenses for the three months ended September 30, 2023, were $5.4 million, including non-cash stock-based compensation expense of $1.3 million.
  Atreca reported a net loss of $36.2 million, or basic and diluted net loss per share attributable to common stockholders of $0.92, for the quarter ended September 30, 2023.

About Atreca, Inc.
Atreca is a biopharmaceutical company developing novel antibody-based therapeutics generated by its differentiated discovery platform, with a focus on antibody-drug conjugates (ADCs). Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for a pipeline of first-in-class oncology programs led by APN-497444, an ADC targeting a novel tumor glycan, in addition to MAM01/ATRC-501, a clinical candidate licensed to the Bill & Melinda Gates Medical Research Institute for the prevention of malaria. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements
This release contains statements regarding matters that are not historical facts that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our strategy and future plans, including statements regarding our corporate reorganization to further reduce our workforce while maintaining the necessary support to continue exploring potential strategic transactions and business alternatives, the effectiveness of our recently announced workforce reduction, and our plans to focus on advancing APN-497444, including our belief that our discovery platform and approach has potential to unlock meaningful tumor targets undiscoverable by conventional approaches. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$13,470	$30,819
Investments	7,918	39,676
Prepaid expenses and other current assets	3,305	7,531
Total current assets	24,693	78,026
Property and equipment, net	1,614	37,972
Operating lease right-of-use assets	—	36,056
Deposits and other	35	2,976
Total assets	$26,342	$155,030

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$4,062	$1,741
Accrued expenses	9,292	9,681
Operating lease liabilities, current portion	1,281	3,544
Other current liabilities	948	1,327
Total current liabilities	15,583	16,293
Operating lease liabilities, net of current portion	—	60,331
Total liabilities	15,583	76,624
Commitment and contingencies (Note 9)
Stockholders’ equity
Class A common stock, $0.0001 par value, 650,000,000 shares authorized as of both September 30, 2023 and December 31, 2022; 32,908,634 and 32,351,950 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	3	3
Class B common stock, $0.0001 par value, 50,000,000 shares authorized as of both September 30, 2023 and December 31, 2022; 6,715,441 shares issued and outstanding as of both September 30, 2023 and December 31, 2022	1	1
Additional paid-in capital	544,094	535,592
Accumulated other comprehensive loss	(4)	(266)
Accumulated deficit	(533,335)	(456,924)
Total stockholders’ equity	10,759	78,406
Total liabilities and stockholders’ equity	$26,342	$155,030

Atreca, Inc.
Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Expenses
Research and development	$10,407	$16,045	$36,774	$53,062
General and administrative	5,386	7,247	20,300	23,930
Restructuring and impairment charges	20,856	—	20,856	—
Total expenses	36,649	23,292	77,930	76,992
Interest and other income (expense)
Other income	80	—	243	750
Interest income	354	233	1,276	430
Net other income (expense)	$434	$233	$1,519	$1,180
Loss before income tax expense	(36,215)	(23,059)	(76,411)	(75,812)
Income tax expense	—	—	—	—
Net loss	$(36,215)	$(23,059)	$(76,411)	$(75,812)
Net loss per share, basic and diluted	$(0.92)	$(0.60)	$(1.95)	$(1.97)
Weighted-average shares used in computing net loss per share, basic and diluted	39,354,502	38,720,575	39,202,045	38,434,327

Contacts

Investors and Media:
Alex Gray, 650-779-9251
agray@atreca.com

Source: Atreca, Inc.